================================================================================

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                             CARDINAL HEALTH, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

[CARDINAL HEALTH LOGO]

                              ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD NOVEMBER 5, 2003

                             ----------------------

         Notice is hereby given that the Annual Meeting of Shareholders of Cardinal Health, Inc., an Ohio corporation (the "Company"), will be held at the Company's corporate offices at 7000 Cardinal Place, Dublin, Ohio, on Wednesday, November 5, 2003, at 11:30 a.m., local time, for the following purposes:

         1. To elect five Directors, each to serve for a term of three years and until his successor is duly elected and qualified; and

         2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE FIVE DIRECTORS LISTED IN ITEM 1.

         Only shareholders of record on September 8, 2003 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. Shareholders of record on the record date will be admitted to the meeting with verification of share ownership. If your shares are not registered in your name, evidence of ownership (such as a recent bank or brokerage firm account statement, together with proper identification) must be presented for admission to the meeting.

         By Order of the Board of Directors.

                                                     /s/ Paul S. Williams
                                                     PAUL S. WILLIAMS, Secretary

October 9, 2003

         WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR TO VOTE BY TELEPHONE OR THE INTERNET PURSUANT TO INSTRUCTIONS PROVIDED WITH THE PROXY.

                                TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                ----
PROXY STATEMENT..........................................................................................         1

ELECTION OF DIRECTORS....................................................................................         1
   Nominees For Election At the Annual Meeting...........................................................         2
   Directors Whose Terms Will Continue After the Annual Meeting..........................................         2

CORPORATE GOVERNANCE.....................................................................................         5
   Nominating and Governance Committee...................................................................         5
   Corporate Governance Guidelines.......................................................................         5
     Role of the Board...................................................................................         5
     Board Composition...................................................................................         5
     Committee Matters...................................................................................         5
     Meetings of the Board...............................................................................         5
     Assessment and Leadership Development...............................................................         6
     Other Matters.......................................................................................         6
     Periodic Review.....................................................................................         6
   Presiding Director....................................................................................         6
   Policies on Business Ethics...........................................................................         6

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...........................................................         6

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION..............................................         7

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE..................................................         8

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...........................................         8

EXECUTIVE COMPENSATION...................................................................................        10
   Human Resources and Compensation Committee Report.....................................................        10
   Executive Compensation................................................................................        14
     Summary Compensation Table..........................................................................        14
     Option Grants in Last Fiscal Year...................................................................        15
     Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values............................        16
   Shareholder Performance Graph.........................................................................        17
   Employment Agreements and Other Arrangements..........................................................        17
   Pension Plan..........................................................................................        19
   Compensation of Directors.............................................................................        19

AUDIT COMMITTEE REPORT...................................................................................        20

SELECTION OF INDEPENDENT AUDITORS........................................................................        20
   Information Regarding Change in Independent Accountants...............................................        20
   Independent Accountants Fees..........................................................................        21
     Audit Fees..........................................................................................        21
     Audit-Related Fees..................................................................................        21
     Tax Fees............................................................................................        21
     Financial Information Systems Design and Implementation Fees........................................        21
     All Other Fees......................................................................................        21
   Audit Committee Audit and Non-Audit Services Pre-Approval Policy......................................        22

PROPOSAL 1 -- ELECTION OF NOMINEES FOR DIRECTORS OF THE COMPANY AT THE ANNUAL MEETING....................        22

FUTURE SHAREHOLDER PROPOSALS.............................................................................        22

OTHER MATTERS............................................................................................        22

APPENDIX A -- CARDINAL HEALTH, INC. AUDIT COMMITTEE OF THE BOARD OF DIRECTORS CHARTER....................       A-1

[CARDINAL HEALTH LOGO]

                                 PROXY STATEMENT

         This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Cardinal Health, Inc., an Ohio corporation ("Cardinal Health" or the "Company"), for use at the annual meeting of the shareholders of the Company (the "Annual Meeting") to be held on Wednesday, November 5, 2003, at the offices of the Company, located at 7000 Cardinal Place, Dublin, Ohio 43017, at 11:30 a.m., local time, and at any adjournment or postponement thereof. This Proxy Statement and the accompanying proxy, together with the Company's Annual Report to Shareholders for the fiscal year ended June 30, 2003 ("FY03"), are first being sent to shareholders of the Company on or about October 9, 2003.

         The close of business on September 8, 2003 has been fixed as the record date for the determination of shareholders of the Company entitled to notice of and to vote at the Annual Meeting. At that date, the Company had outstanding 432,421,025 common shares, without par value ("Common Shares"). Except as set forth below, holders of Common Shares at the record date are entitled to one vote per share for the election of Directors and upon all matters on which shareholders are entitled to vote.

         The address of the Company's principal executive office is 7000 Cardinal Place, Dublin, Ohio 43017.

                              ELECTION OF DIRECTORS

         The Company's Board of Directors currently consists of thirteen members, divided into three classes, two classes of five members each and one class of three members. The Company's Restated Code of Regulations, as amended (the "Code of Regulations"), currently provides that the number of Directors may be increased or decreased by action of the Board of Directors upon the majority vote of the Board, but in no case may the number of Directors be fewer than nine or more than sixteen without an amendment to the Code of Regulations approved by the affirmative vote of the holders of not less than 75% of the shares having voting power with respect to the proposed amendment.

         At the Annual Meeting, the Company's shareholders will be asked to vote for the election of the five nominees named below, each to serve for a term of three years and until his successor is duly elected and qualified. (See "Proposal 1" below.) Common Shares represented by proxies, unless otherwise specified, will be voted for the named nominees. If, by reason of death or other unexpected occurrence, any one or more of the nominees should not be available for election, the proxies will be voted for the election of any substitute nominee(s) as the Board of Directors may propose. Proxies may not be voted at the Annual Meeting for more than five nominees.

         Under Ohio law, if notice in writing is given by any shareholder entitled to vote at the Annual Meeting to the President, a Vice President or the Secretary of the Company, not less than 48 hours before the scheduled time of the meeting, that the shareholder desires the voting for election of Directors be cumulative, and if an announcement of the request for cumulative voting is made at the beginning of the meeting by the Chairperson or Secretary, or by or on behalf of the shareholder giving such notice, each shareholder entitled to vote at the Annual Meeting will have the right to cumulate such voting power as he or she possesses at such election and to give one nominee a number of votes equal to the number of Directors to be elected multiplied by the number of shares he or she holds, or to distribute votes on the same basis among two or more nominees, as he or she sees fit. If voting for the election of Directors is cumulative, the persons named in the enclosed proxy will vote the shares represented thereby and by other proxies held by them so as to elect as many of the five nominees named below as possible.

         Votes will be tabulated by or under the direction of inspectors of election, who will certify the results of the voting at the Annual Meeting. The five nominees receiving the greatest number of votes will be elected Directors. Abstentions and broker non-votes thus will not affect the results of the election.

         Listed below are the names of those persons nominated for election as Directors of the Company (each is currently a Director of the Company), and of the Directors of the Company whose terms of office will continue after the Annual Meeting, their ages, principal occupations, occupations held during the past five years (unless otherwise stated, the occupations listed have been held during the entire past five years), other public companies of which they are directors (which are shown parenthetically), the year in which they first became a Director of the Company and the year in which their term as a Director is scheduled to expire (information provided as of September 8, 2003):

                   NOMINEES FOR ELECTION AT THE ANNUAL MEETING

                                                                                               DIRECTOR    TERM
NAME                          AGE    PRINCIPAL OCCUPATION/PAST EXPERIENCE                       SINCE     EXPIRES
----                          ---    ------------------------------------                       -----     -------
Dave Bing.................     59    Chairman and Chief Executive Officer of The Bing            2000       2003
                                     Group, L.L.C., an automotive parts manufacturer
                                     (DTE Energy Company, an energy company).

John F. Finn..............     55    Chairman and Chief Executive Officer of Gardner, Inc.,      1994       2003
                                     an outdoor power equipment distributor (One Group
                                     Mutual Funds, a registered investment company).

John F. Havens............     76    Director Emeritus and retired Chairman of Bank One          1979       2003
                                     Corporation, a bank holding company.

David W. Raisbeck.........     53    Vice Chairman of Cargill, Incorporated, a marketer,         2002       2003
                                     processor and distributor of agricultural,
                                     food, financial and industrial products and
                                     services (Cargill, Incorporated and Eastman
                                     Chemical Company, a plastics, chemicals and
                                     fibers manufacturer).

Robert D. Walter..........     58    Chairman and Chief Executive Officer of the Company         1971       2003
                                     (American Express Company, a travel, financial and
                                     network services company, and Viacom Inc., a media
                                     company).

          DIRECTORS WHOSE TERMS WILL CONTINUE AFTER THE ANNUAL MEETING

                                                                                               DIRECTOR    TERM
NAME                          AGE    PRINCIPAL OCCUPATION/PAST EXPERIENCE                       SINCE     EXPIRES
----                          ---    ------------------------------------                       -----     -------
George H. Conrades........     64    Chairman and Chief Executive Officer of Akamai              1999       2004
                                     Technologies, Inc., an e-business infrastructure
                                     provider, April 1999 to present; Venture partner in
                                     Polaris Venture Partners, an early stage investment
                                     company, August 1998 to present (Akamai Technologies,
                                     Inc. and Harley-Davidson, Inc., a motorcycle
                                     manufacturer).

Robert L. Gerbig..........     58    Retired Chairman and Chief Executive Officer of             1975       2004
                                     Gerbig, Snell/Weisheimer & Associates, Inc., an
                                     advertising agency.

                                                                                               DIRECTOR    TERM
NAME                          AGE    PRINCIPAL OCCUPATION/PAST EXPERIENCE                       SINCE     EXPIRES
----                          ---    ------------------------------------                       -----     -------
Richard C. Notebaert......     56    Chairman and Chief Executive Officer of Qwest               1999       2004
                                     Communications International Inc., a
                                     telecommunications systems company, July 2002 to
                                     present; President and Chief Executive Officer of
                                     Tellabs, Inc., a communications equipment and services
                                     provider, September 2000 to July 2002; Chairman and
                                     Chief Executive Officer of Ameritech Corporation, a
                                     full-service communications company, April 1994 to
                                     December 1999 (Qwest Communications International Inc.
                                     and Aon Corporation).

J. Michael Losh...........     57    Retired Chairman of Metaldyne Corporation, an               1996       2005
                                     automotive parts manufacturer, October 2000 to April
                                     2002; Chief Financial Officer of General Motors
                                     Corporation, an automobile manufacturer, 1994 to
                                     August 2000 (Metaldyne Corporation, AMB Property
                                     Corporation, an industrial real estate owner and
                                     operator, Aon Corporation and H.B. Fuller Company, a
                                     specialty chemicals and industrial adhesives
                                     manufacturer).

John B. McCoy.............     60    Chairman of the Board of Corillian Corporation, an          1987       2005
                                     online banking and software services company, June
                                     2000 to present; Chief Executive Officer of Bank One
                                     Corporation, 1984 to December 1999 (Corillian
                                     Corporation, Federal Home Loan Mortgage Corporation, a
                                     corporation supporting homeownership and rental
                                     housing, and SBC Communications, Inc., a
                                     telecommunications systems company).

Michael D. O'Halleran.....     53    President and Chief Operating Officer of Aon                1999       2005
                                     Corporation, an insurance brokerage, consulting and
                                     underwriting company (Aon Corporation).

Jean G. Spaulding, M.D....     56    Consultant to Duke University Health System, a              2002       2005
                                     non-profit academic health care system, January 2003
                                     to present; Trustee of The Duke Endowment, a
                                     charitable trust, January 2002 to present; Private
                                     medical practice in psychiatry, 1977 to present;
                                     Associate Clinical Professorships with the Departments
                                     of Psychiatry and Community & Family Medicine at Duke
                                     University Medical Center, a non-profit academic
                                     hospital, 1998 to present; On-camera consultant to an
                                     ABC news affiliate, 1997 to present; Vice Chancellor
                                     for Health Affairs, Duke University Health System,
                                     1998 to 2002.

                                                                                               DIRECTOR     TERM
NAME                          AGE    PRINCIPAL OCCUPATION/PAST EXPERIENCE                       SINCE      EXPIRES
----                          ---    ------------------------------------                       -----      -------
Matthew D. Walter.........     34    Chief Executive Officer of Bound Tree Medical, LLC, a       2002       2005
                                     provider of medical equipment and supplies to the
                                     emergency medical market, November 2000 to present;
                                     Founding and Managing Partner of Talisman Capital, a
                                     private investment company, June 2000 to present; Vice
                                     President and General Manager of National PharmPak,
                                     Inc., a subsidiary of Cardinal Health, Inc., July 1996
                                     to September 2000 (Bancinsurance Corporation, a
                                     specialty property insurance holding company).  Mr. M.
                                     Walter is the son of Robert D. Walter, Chairman and
                                     Chief Executive Officer of the Company.

         Four regular meetings and one special meeting of the Company's Board of Directors were held during FY03. Each Director attended 75% or more of the meetings of the Board and Board committees on which he or she served.

         Messrs. Finn, Losh, McCoy and R. Walter are the current members of the Board's Executive Committee, which is empowered to exercise all powers and perform all duties of the Board of Directors when the Board is not in session other than the authority to fill vacancies among the Directors or on any committee of the Board. The Executive Committee met two times during the last fiscal year, and acted two times by written action without a meeting as permitted by Ohio law.

         Messrs. Finn, Bing, Conrades, Gerbig, O'Halleran and Raisbeck are the current members of the Board's Audit Committee, which is empowered to exercise all powers and authority of the Board of Directors with respect to the Company's annual audit, accounting policies, financial reporting and system of internal controls regarding finance, accounting, legal and code of ethics compliance. The Audit Committee met five times during the last fiscal year.

         Messrs. Losh, McCoy and Notebaert, and Dr. Spaulding are the current members of the Board's Human Resources and Compensation Committee (the "Compensation Committee"), which is empowered to exercise all powers and authority of the Board of Directors with respect to compensation of the employees of the Company, sales to employees of stock in the Company and grants of stock-based incentives to employees, including options to purchase Common Shares. The Compensation Committee also reviews and approves the Company goals and objectives relevant to the Chief Executive Officer's compensation and evaluates the Chief Executive Officer's performance in light of those goals and objectives. The Compensation Committee met four times during the last fiscal year and, as permitted by Ohio law, acted several times by written action without a meeting.

         Messrs. McCoy, Conrades, Finn, Havens and Losh are the current members of the Board's Nominating and Governance Committee, which is empowered to exercise all powers and authority of the Board of Directors with respect to selecting nominees to serve on the Board and its various committees as well as developing and recommending to the Board a set of corporate governance principles and performing a leadership role in shaping the Company's corporate governance. The Nominating and Governance Committee will consider nominees recommended by shareholders upon submission in writing to the Corporate Secretary of the names of such nominees, together with their qualifications for service as a Director of the Company. The Nominating and Governance Committee met four times during the last fiscal year.

         The Audit Committee Charter is attached as Appendix A to this Proxy Statement. The charters for each of the Audit, Compensation and Nominating and Governance Committees are available on the Company's website, at www.cardinal.com, under the "Investor Relations--Corporate Governance" captions. This information also is available in print to any shareholder who requests it from the Investor Relations department.

                              CORPORATE GOVERNANCE

         Cardinal Health's Board of Directors and management are committed to maintaining a strong and effective corporate governance program to sustain the confidence and commitment of the Company's shareholders, employees, customers and suppliers, and the communities where Cardinal Health and its stakeholders reside and do business. Because of this, Cardinal Health believes it is important to inform its shareholders of the Company's major corporate governance practices. Some of these practices have been in place for many years, as implemented on either a formal or informal basis, whereas others were recently adopted as part of the Company's regular review of its corporate governance practices in an effort to keep its practices current with regulatory and legislative changes. The Company is in the process of updating its corporate governance practices to ensure full compliance with all newly adopted requirements in advance of their effectiveness and believes that its corporate governance practices, as they currently exist, would substantially comply with the New York Stock Exchange's proposed new corporate governance listing standards. The following is a summary of the Company's current corporate governance practices.

NOMINATING AND GOVERNANCE COMMITTEE

         Cardinal Health recently expanded the duties of its existing Nominating Committee of the Board to include performing a leadership role in shaping the Company's corporate governance program. The Nominating and Governance Committee will review and recommend changes to the Company's corporate governance principles on an on-going basis.

CORPORATE GOVERNANCE GUIDELINES

         Cardinal Health recently adopted a formal set of Corporate Governance Guidelines (the "Guidelines"), the full text of which is available on the Company's website, at www.cardinal.com, under the "Investor Relations--Corporate Governance" captions. This information also is available in print to any shareholder who requests it from the Investor Relations department. The following is a summary of certain key elements of the Corporate Governance Guidelines.

         Role of the Board. The Guidelines define the Board's role as representing and acting on behalf of all of Cardinal Health's shareholders. In representing the shareholders, the Board's primary functions include overseeing management to conduct Cardinal Health's businesses in conformity with applicable laws and regulations and to establish and maintain for the Company the highest standards of legal and ethical conduct.

         Board Composition. The Guidelines mandate that a majority of the Board must be comprised of independent Directors. The definition of "independent Director" set forth in the Guidelines tracks the New York Stock Exchange's proposed definition. The Guidelines also affirm the Company's stock ownership commitment, embodied in the Guidelines for Share Ownership requirements recently adopted by the Board. These Guidelines for Share Ownership currently require each non-management Director to own an equity interest in Cardinal Health equal to four times his or her annual retainer within three years of joining the Board, or by July 2006 for current Directors.

         Non-management Directors are encouraged to limit the number of boards on which they serve, taking into account potential board attendance, participation and effectiveness on these boards. Directors will be provided with an orientation program and are encouraged to participate in a continuing education program to be developed by the Company or to be provided by outside sources at the Company's expense.

         Committee Matters. The Guidelines require that all members of each of the Audit, Compensation and Nominating and Governance Committees must be independent. Such committees generally meet at least four times a year. Committee members are assigned, and committee chairs are selected, by the Board upon recommendation of the Nominating and Governance Committee. Committee membership may be rotated periodically.

         Meetings of the Board. The Guidelines provide for executive sessions of non-management Directors without management present at least four times each year. The chairperson of the Nominating and Governance Committee of the Board or another Director selected by the non-management Directors will preside at these executive sessions. Absent unusual circumstances, each Director is expected to attend all Board meetings and all meetings of the committees of which the Director is a member. Directors have full and free access to senior management. The Board and each of the Audit, Compensation and Nominating and Governance Committees have the power to retain independent outside counsel, experts and other advisors, as they may deem necessary.

         Assessment and Leadership Development. The Board, through the Compensation Committee, will evaluate the performance of the Chief Executive Officer against criteria established by the Board. This evaluation will be used by the Compensation Committee in setting the Chief Executive Officer's compensation. The Nominating and Governance Committee will conduct an annual review of Board performance, and each committee will conduct its own self-assessment. The Board also will work with the Compensation Committee to evaluate potential successors to the Chief Executive Officer.

         Other Matters. The Board reviews and evaluates at least annually the long-term strategic and business plans of the Company. Senior management of the Company reports periodically to the Compensation Committee on the status of Director compensation practices in relation to other companies of comparable size and the Company's competitors. Changes in Director compensation, if any, are recommended by the Compensation Committee, and approved by the full Board.

         Periodic Review. The Nominating and Governance Committee is responsible for periodically reviewing the Guidelines and making recommendations for appropriate changes to the Board.

PRESIDING DIRECTOR

         The chairperson of the Nominating and Governance Committee of the Board or another Director selected by the non-management Directors will preside at the executive sessions of non-management Directors, which will occur without management present at least four times each year. Mr. McCoy currently chairs the Nominating and Governance Committee and will preside over the executive sessions of non-management Directors until such time as he ceases to chair the Nominating and Governance Committee or another presiding Director is selected by the non-management Directors.

POLICIES ON BUSINESS ETHICS

         All of Cardinal Health's employees, including its Chief Executive Officer, Chief Financial Officer and Corporate Controller, as well as its Directors, are required to comply with the Company's Standards of Business Ethics to ensure that the Company's business is conducted in a consistently legal and ethical manner. The Sarbanes-Oxley Act of 2002 requires companies to have procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Cardinal Health currently has these procedures in place, which are set forth in the Standards of Business Ethics.

         The full text of the Cardinal Health Ethics Guide, which includes the Standards of Business Ethics, is posted on the Company's website, at www.cardinal.com, under the "Investor Relations--Corporate Governance" captions. This information also is available in print to any shareholder who requests it from the Investor Relations department. Cardinal Health will disclose future amendments to, or waivers from, certain provisions of its Standards of Business Ethics for its Chief Executive Officer, Chief Financial Officer and Corporate Controller, if any, on its website within five business days following the date of the amendment or waiver, or such earlier period of time that the SEC may later require.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         A property which includes parts of the Company's former Columbus food distribution center is leased by the Company from a limited partnership in which the general partner was, until June 2003, Mr. R. Walter. The limited partners include four adult children of Mr. Havens, one individually and the other three through separate trusts. In June 2003, Mr. R. Walter divested his interest in the limited partnership. The rent payable by the Company to the limited partnership is $92,000 per annum (approximately $0.72 per sq. ft.), which amount is substantially below fair market value for the rental property. For FY03, the Company had subleased the property to a third party for $378,860, generating a gross profit net of real estate taxes of $237,823 for the Company. The lease, by its terms, will expire in February 2004, unless the Company exercises its right to renew the lease. If the lease is renewed, the rent payable by the Company will increase to fair market value. The Company does not currently intend to renew the lease.

         Mr. R. Walter is a general partner in a limited partnership that owns a retail shopping center. One of the tenants in the shopping center is an individual who operates a pharmacy as a Medicine Shoppe franchisee under a five-year lease which will expire in September 2005. The lease calls for rent of $2,000 per month. To assist the franchisee in establishing this location, the lease was guaranteed by Medicine Shoppe International, Inc., a subsidiary of the Company ("MSI"). No amounts have been requested from or paid by MSI on the guaranty.

         Ms. Beth E. Simonetti, Senior Vice President - Human Resources for the Company's Healthcare Products and Services businesses, is the sister-in-law of Ms. Carole S. Watkins, Executive Vice President - Human Resources of the Company.

         See also "Compensation Committee Interlocks and Insider Participation" below.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Losh, McCoy and Notebaert, and Dr. Spaulding are the current members of the Board's Human Resources and Compensation Committee (the "Compensation Committee"). Prior to May 2003, the Compensation Committee's Human Resources and Compensation Subcommittee (the "Compensation Subcommittee") acted on matters relating to and affected by Section 16 of the Exchange Act, as amended (the "Exchange Act"), Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and all matters relating to the Chief Executive Officer's compensation. Mr. M. Walter, Mr. R. Walter's son, did not at any time serve on the Compensation Subcommittee that determined Mr. R. Walter's compensation, but he was a member of the Compensation Committee from May 2002 until May 2003. The Compensation Committee, of which Mr.
M. Walter is no longer a member, is now responsible for determining Mr. R. Walter's compensation.

         The Company owns a 31% equity interest in ArcLight Systems, LLC ("ArcLight"). In April 2002, ArcLight subleased office space from inChord Communications, Inc. ("inChord") for a term expiring on June 30, 2008. Mr. M. Walter is a director and minority shareholder of inChord, and his two brothers own substantially all of the remainder of inChord. During the term of this sublease, ArcLight will pay base rent to inChord which fluctuates from $118,250 to $198,710 per year.

         inChord and its subsidiaries also perform health care marketing and recruiting services on behalf of the Company and its subsidiaries from time to time in the ordinary course of business and on arm's-length terms. During FY03, the Company paid inChord approximately $203,207 for time and services rendered on the Company's behalf. To assist in the launch of a customer's product for which the Company was providing contract sales services, the Company advanced the customer approximately $582,000 for marketing services. This advance funded a portion of inChord's fees for marketing services later rendered to the customer. The total amount of payments described in this paragraph represented less than 1% of inChord's consolidated gross revenues for its last full fiscal year.

         In October 2003, the Company and inChord entered into a joint marketing program ("RxPedite") designed to promote a comprehensive package of product commercialization services to pharmaceutical manufacturers. This program provides a mechanism for the parties to share the joint costs of the RxPedite marketing effort, and is terminable by either party at any time. It is contemplated that the Company and inChord will provide capital, services and other resources to the RxPedite program.

         Mr. M. Walter and his two brothers own a majority of Bound Tree Medical, LLC ("BTM"), an Ohio limited liability company engaged in the emergency medical supply business. Mr. M. Walter also is an officer and manager of BTM. During FY03, BTM and its affiliates purchased approximately $505,326 of product from the Company and its subsidiaries in the ordinary course of business and on arm's-length terms. This amount represented less than 1% of BTM's consolidated gross revenues for its last full fiscal year.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during FY03 and any written representations regarding the same, all officers and Directors of the Company timely filed all reports required under Section 16(a) of the Exchange Act during FY03.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Shares as of September 8, 2003, by:
(a) the Company's Directors; (b) each other person who is known by the Company to own beneficially more than 5% of the outstanding Common Shares; (c) the Company's Chief Executive Officer and the other executive officers named in the Summary Compensation Table (collectively, the "named executive officers"); and
(d) the Company's executive officers and Directors as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting and investment power with respect to all Common Shares set forth opposite their names:

                                                                            NUMBER OF
                                                                          COMMON SHARES
NAME OF BENEFICIAL OWNER                                                BENEFICIALLY OWNED    PERCENT OF CLASS
------------------------                                                ------------------    ----------------
FMR Corp. (1)................................................               45,357,117              10.5%
AXA Financial, Inc. (2)......................................               40,458,030               9.4%
Robert D. Walter (3) (4) (12)................................                6,713,862               1.5%
Matthew D. Walter (5) (11)...................................                1,376,775                 *
James F. Millar (4) (12).....................................                  436,064                 *
George L. Fotiades (4) (12)..................................                  417,132                 *
Stephen S. Thomas (4) (12)...................................                  177,870                 *
Anthony J. Rucci (4) (12)....................................                  127,326                 *
John B. McCoy (5) (6) (10)...................................                  122,086                 *
Robert L. Gerbig (5).........................................                   84,446                 *
John F. Havens (5) (7) (10)..................................                   63,493                 *
John F. Finn (5) (8) (10)....................................                   54,851                 *
Richard C. Notebaert (5) (10)................................                   31,146                 *
J. Michael Losh (5) (9) (10).................................                   28,877                 *
Michael D. O'Halleran (5)....................................                   21,011                 *
Dave Bing (5) (10)...........................................                   19,362                 *
George H. Conrades (5) (10)..................................                   17,061                 *
David W. Raisbeck (5) (10)...................................                   11,114                 *
Jean G. Spaulding (5) (10)...................................                    7,861                 *
All Executive Officers and Directors as a
  Group (25 Persons) (13)....................................               10,541,054               2.4%

---------------------

*        Indicates beneficial ownership of less than 1% of the outstanding
         Common Shares.

(1) Based on information obtained from a Schedule 13G jointly filed with the SEC on February 13, 2003 by FMR Corp. ("FMR"), Edward C. Johnson, III and Abigail P. Johnson. The address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109. FMR reported that it has sole voting power with respect to 782,334 Common Shares and sole dispositive power with respect to all Common Shares held. The number of shares held by FMR may have changed since the filing of the Schedule 13G.

(2) Based on information obtained from a Schedule 13G jointly filed with the SEC on March 28, 2003 by AXA Financial, Inc. ("AXA Financial") and four French mutual insurance companies and AXA and its subsidiaries (collectively, the "AXA entities"). The address of AXA Financial is 1290 Avenue of the

         Americas, New York, New York 10104. AXA Financial reported that it has sole voting power with respect to 17,969,508 Common Shares, shared voting power with respect to 8,264,356 Common Shares, sole dispositive power with respect to 40,424,729 Common Shares and shared dispositive power with respect to 4,077 Common Shares. Each of the AXA entities reported that it has sole voting power with respect to 17,997,432 Common Shares, shared voting power with respect to 8,264,356 Common Shares, sole dispositive power with respect to 40,451,253 Common Shares and shared dispositive power with respect to 6,777 Common Shares. The number of shares held by AXA Financial and the AXA entities may have changed since the filing of the Schedule 13G.

(3) Includes 3,278,691 Common Shares held in the aggregate in Mr. R. Walter's four grantor retained annuity trusts and 500,000 Common Shares beneficially owned by Mr. R. Walter through a limited liability company.


(4) Common Shares and the percent of class listed as being beneficially owned by the Company's named executive officers include outstanding options to purchase Common Shares which are exercisable within 60 days of September 8, 2003, as follows: Mr. R. Walter - 2,214,633 shares; Mr. Millar - 324,761 shares; Mr. Fotiades - 374,198 shares; Mr. Thomas - 144,992 shares; and Mr. Rucci - 89,511 shares.

(5) Common Shares and the percent of class listed as being beneficially owned by the listed Company Directors (except for Mr. R. Walter) include outstanding options to purchase Common Shares which are exercisable within 60 days of September 8, 2003, as follows: Mr. Bing - 17,133 shares; Mr. Conrades - 15,200 shares; Mr. Finn - 21,324 shares; Mr. Gerbig - 21,324 shares; Mr. Havens - 28,142 shares; Mr. Losh - 21,404 shares; Mr. McCoy - 28,142 shares; Mr. Notebaert - 15,200 shares; Mr. O'Halleran - 13,511 shares; Mr. Raisbeck - 7,136 shares; Dr. Spaulding - 7,127 shares; and Mr. M. Walter - 7,127 shares.

(6) Includes 34,137 Common Shares held in trust for the benefit of Mr. McCoy, 6,436 Common Shares held in trust for the benefit of Mr. McCoy's son and 50,773 Common Shares held in the aggregate in Mr. McCoy's two grantor retained annuity trusts.

(7) Includes 26,034 Common Shares held in trust for the benefit of Mr. Havens' spouse and children.

(8)      Includes 1,032 Common Shares held by Mr. Finn's wife.

(9) Includes 1,500 Common Shares held in trust for the benefit of Mr. Losh's daughters.

(10) Includes Common Shares held under the Company's Directors Deferred Compensation Plan as follows: Mr. Bing - 2,229 shares; Mr. Conrades - 861 shares; Mr. Finn - 2,730 shares; Mr. Havens - 2,346 shares; Mr. Losh - 2,598 shares; Mr. McCoy - 2,598 shares; Mr. Notebaert - 2,346 shares; Mr. Raisbeck - 978 shares; and Dr. Spaulding - 734 shares.

(11) Includes 81,964 Common Shares held in trust for the benefit of Mr. M. Walter and 1,112,663 Common Shares beneficially owned by Mr. M. Walter through a limited liability company.

(12) Common Shares and the percent of class listed as being beneficially owned by the Company's named executive officers include Common Shares in the Company's Employee Stock Purchase Plan, as follows: Mr. R. Walter - 1,962 shares; Mr. Millar - 1,967 shares; Mr. Fotiades - 209 shares; Mr. Thomas - 1,839 shares; and Mr. Rucci - 0 shares.

(13) Common Shares and percent of class listed as being beneficially owned by all executive officers and Directors as a group include outstanding options to purchase Common Shares which are exercisable within 60 days of September 8, 2003.

                             EXECUTIVE COMPENSATION

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT

         The Company's executive compensation program is administered by the Human Resources and Compensation Committee (the "Compensation Committee") of the Company's Board of Directors, which has responsibility for reviewing all aspects of the compensation program for the Company's executive officers. The Compensation Committee is comprised of Messrs. Losh, McCoy and Notebaert, and Dr. Spaulding. Prior to May 2003, the Compensation Committee's Human Resources and Compensation Subcommittee (the "Compensation Subcommittee") acted on matters relating to and affected by Section 16 of the Exchange Act, Section 162(m) of the Internal Revenue Code and all matters relating to the Chief Executive Officer's compensation. Mr. M. Walter, Mr. R. Walter's son, did not at any time serve on the Compensation Subcommittee, but he was a member of the Compensation Committee from May 2002 until May 2003. The Compensation Committee now performs the functions previously performed by the Compensation Subcommittee. References to the "Compensation Committee" hereafter may include the Compensation Subcommittee, where applicable. The Compensation Committee's primary objective with respect to executive compensation is to establish programs which attract and retain key executives and align their compensation with the Company's overall business strategies, values and performance. To this end, the Compensation Committee has established, and the Board of Directors has endorsed, an executive compensation philosophy which includes the following considerations:

         - A "pay-for-performance" orientation that differentiates compensation results based upon corporate, business unit and individual performance;

         - An emphasis on long-term incentives as a significant component of total compensation in order to more closely align the interests of Company executives with the stock interests of shareholders;

         - An objective of having an emphasis on total compensation vs. cash compensation, rewarding Company executives with total compensation (including cash and stock incentive programs) at or above competitive levels, if performance is superior;

         - Recognition that as an executive's level of responsibility increases, a greater portion of the total compensation opportunity should be based upon stock and other performance incentives; and

         - An appropriate mix of short-term and long-term compensation which facilitates retention of talented executives and encourages Company stock ownership and capital accumulation.

         The primary components of the Company's executive compensation program are (a) base salaries, (b) annual cash incentive opportunities and (c) long-term incentive opportunities in the form of stock options, restricted shares and restricted share units. This three-part approach enables the Company to meet the requirements of the highly competitive environment in which the Company operates while ensuring that executive officers are compensated in a way that advances both the short- and long-term interests of shareholders. Each primary component of executive pay is discussed below.

         The executive officers' and CEO's base salary, annual bonus target and award, and long-term incentives are reviewed at least annually to ensure market competitiveness and to assure satisfaction of the Company's objective of providing total executive pay which achieves the appropriate leverage of variable pay-for-performance and at-risk equity holdings. The Compensation Committee has been advised by independent outside executive compensation consultants in its review of the executive officers' and Mr. R. Walter's compensation. In making their recommendations, the independent advisors considered the appropriate peer group of companies for the Company. The companies considered by the independent advisors include some of, but are not the same as, those in the Value Line Health Care Index utilized in the Shareholder Performance Graph set forth below, and which represent a broader spectrum of wholesale, retail and manufacturing companies that the Compensation Committee believes to be a more representative measure of the size, scope, performance and complexity of the competitive market for executive talent.

         In reviewing compensation of the Company's executive officers for FY03 (including that of Mr. R. Walter), the Compensation Committee considered multiple factors, including the Company's performance in difficult economic conditions, size and complexity, overall quality of earnings performance, balance sheet and cash flow performance, expansive foreign operations and total shareholder return. The Compensation Committee also considered each executive officer's contribution toward positioning of the Company for future expansion and success. In addition, in establishing Mr. R. Walter's compensation for FY03, the Compensation Committee considered the growth and expansion of the Company's business from previous years, successful integration of previously acquired businesses, strategic positioning and continued business development activities, more diversified lines of business, geographically diverse work force and the Company's growth in comparison to other S&P 500 companies. The Compensation Committee observed that FY03 marked yet another year of solid financial performance and effective strategic positioning for the Company.

         Base Salaries. Base salaries for Company executives are generally subject to annual review and adjustment on the basis of individual and Company performance, level of responsibility, and competitive, inflationary and internal equity considerations. In order to effectively recruit and retain key managers, the Company has adopted a base salary philosophy which takes into account competitive market compensation levels. In considering Mr. R. Walter's FY03 base salary, the Compensation Committee considered the same factors as those considered for other executive officers.

         Annual Cash Incentives. Company executives are eligible to receive annual cash incentive awards pursuant to the Company's Management Incentive Plan ("MIP"). Targeted MIP incentive amounts, which are designed to provide competitive incentive pay, are established each year, with such amounts varying as a percentage of base salary depending upon each executive's level of responsibility and function. Performance objectives intended to focus attention on achieving key goals are established for the Company and for each significant business unit within the Company at the beginning of each fiscal year. These objectives include a specific target for Company earnings growth and Net Earnings After Tax ("NEAT") target for each business unit. In addition, individual performance objectives are established for each executive, which include both specific performance goals and other, more qualitative and developmental criteria. For FY03, the targeted MIP award is adjusted based on attainment of the business unit NEAT as a percent of the NEAT target and achievement of individual performance objectives. The maximum achievable bonus after applying the adjustments for performance is an additional 100% of the target award. Incentive awards pursuant to the Company's MIP were approved by the Compensation Committee based upon these corporate, business unit and individual performance criteria. The Compensation Committee also has discretion to consider the quality of the Company's earnings in determining achievement of the Company earnings growth as well as attainment of the individual business unit NEAT target.

         Certain executive officers' bonuses are paid under the Cardinal Health, Inc. Performance-Based Incentive Compensation Plan (the "Performance-Based Plan"). The Budget Reconciliation Act of 1993 (the "Act") amended the Internal Revenue Code to add Section 162(m), which prohibits a deduction to any publicly held corporation for non-performance-based compensation paid to a "covered employee" in excess of $1 million per year (the "Dollar Limitation"). A covered employee is an employee who, on the last day of a company's taxable year, is the chief executive officer of the company or an employee who appears in the Summary Compensation Table by reason of being one of the four most highly compensated executive officers for the taxable year (other than the chief executive officer). In anticipation that the deductibility of compensation paid to Mr. R. Walter and other executive officers could be affected by the Act, in August 1996, the Company's Board of Directors adopted the Performance-Based Plan, the material terms of the performance goals of which have been approved by the Company's shareholders. Compensation paid in accordance with the Performance-Based Plan generally will not be applied toward the Dollar Limitation. Messrs. R. Walter, Millar, Fotiades, Thomas and Rucci were the Company's covered employees for FY03. Under the terms of the Performance-Based Plan, and in accordance with Section 162(m), a maximum bonus potential level is set for each covered employee if the performance goals established by the Compensation Committee are fully satisfied. The performance goals established by the Compensation Committee under the Performance-Based Plan for the covered employees for FY03 were fully satisfied. As permitted by the Performance-Based Plan, the Compensation Committee then considered other factors, including, without limitation, the results of the business unit managed by each such executive, in determining the amount of bonus paid to each covered employee for FY03, within the maximum award limits.

         Long-Term Stock Incentives. The Company has granted equity-based awards to its executives under the Company's Stock Incentive Plan, as amended (the "Stock Incentive Plan"), which was initially approved by the Company's shareholders in 1987, and the Company's Amended and Restated Equity Incentive Plan, as amended (the "Equity Incentive Plan"), which replaced the Stock Incentive Plan as to ongoing grants, and which was approved by the Company's shareholders in November 1995, and amendments to which were approved by the Company's shareholders in November 1998. The Stock Incentive Plan was, and Equity Incentive Plan is, designed to align a significant portion of the executive compensation package with the long-term interests of the Company's shareholders by providing an incentive that focuses attention on managing the Company from the perspective of an owner with an equity stake in the business. The Equity Incentive Plan provides for the grant of several types of equity-based awards, including stock options, restricted shares and restricted share units.

         Although not required to do so, the Company has consistently made annual grants of stock options to its management personnel, including its executive officers. This annual grant program is designed to provide Company managers, over a number of years, multiple stock options, each granted with an exercise price equal to the market price for Common Shares on the date of the grant. Individual option grants are determined by the Compensation Committee based on a manager's current performance, potential for future responsibility, and salary multiples designed to increase the portion of the total compensation opportunity represented by stock incentives as a manager's level of responsibility increases. Because a primary purpose of granting stock options is to encourage positive future performance, when granting options in FY03 the Compensation Committee did not consider the number of options granted to an individual in previous years. The Company's standard stock option agreement contains provisions providing for forfeiture of the option or option value received in the event the option holder engages in certain behavior in competition with or contrary to the interests of the Company. The Compensation Committee places a relatively heavy emphasis on equity incentives, consistent with its philosophy that stock incentives more closely align the interests of Company managers with the long-term interests of shareholders.

         Approximately 3,600 individuals below the executive officer level were granted stock options under the Company's Equity Incentive Plan and Broadly-based Equity Incentive Plan, as amended (the "Broadly-based Equity Incentive Plan"), during FY03. This program is an increasingly important element of the Company's efforts to identify, develop and motivate key employees who will sustain the Company's superior performance in the future. It also reinforces an entrepreneurial environment by providing real incentives for these employees to sustain and enhance the Company's long-term performance.

         Grants of restricted shares and restricted share units are intended to reward exceptional performance with a long-term benefit in lieu of cash, to facilitate stock ownership and to deter recruitment of key Company managers by competitors and others. Unlike the Company's stock option program, restricted share and restricted share unit grants are not made on an annual or other regularly established basis. Recipients of restricted share and restricted share unit grants are subject to restrictions on the disposition of the stock during a period determined by the Compensation Committee at the time of grant. Generally, restricted share and restricted share unit awards are forfeited by their terms if the recipient terminates employment with the Company prior to the expiration of the restriction period. Restricted share and restricted share unit awards are, in most instances, also forfeited by their terms if the recipient engages in certain behavior in competition with or contrary to the interests of the Company.

         Consistent with the Company's philosophy of linking total compensation to stock performance for all of its executive officers, a significant portion of Mr. R. Walter's overall compensation package is comprised of stock incentives. In November 2002, the Compensation Committee granted Mr. R. Walter options to purchase 486,009 Common Shares with an exercise price of $67.90 per share (the market price on the date of grant) as part of the annual option grant made to Company executives under the Company's Equity Incentive Plan. Consistent with the other options granted as part of the annual grant, these options vest on the third anniversary of the grant date and have a term of 10 years. In making this grant, the Compensation Committee considered several of the same factors as those considered for the other executive officers, including implementation of the Compensation Committee's objective to more closely align the Company's stock incentive awards with those of the market. In addition, the Compensation Committee took into account Mr. R. Walter's leadership effectiveness, as well as the Company's consistent, multi-year financial performance, its strong strategic positioning, and the overall market competitiveness of Mr. R. Walter's total compensation package. All of the options granted to Mr. R. Walter during the fiscal year also contain provisions for forfeiture of the option or option value received in the event Mr. R. Walter engages in certain behavior in competition with or contrary to the interests of the Company.

         Impact of Internal Revenue Code Section 162(m). As discussed above,
Section 162(m) of the Internal Revenue Code prohibits a deduction to any publicly held corporation for non-performance-based compensation paid to a covered employee in excess of the Dollar Limitation. It is the Compensation Committee's general policy to minimize the effect of the Act on the Company's compensation expense. The Compensation Committee reserves the authority to award non-deductible compensation in such circumstances as it deems appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company's efforts, that compensation intended by the Company to satisfy the requirements for deductibility under
Section 162(m) does in fact do so.

         Conclusion. As described above, the Company's executive compensation program provides a significant link between total compensation and the Company's performance and long-term shareholder value consistent with the compensation philosophies set forth above. This program is believed to be a significant factor in the Company's growth and profitability and the resulting long-term gains achieved by the Company's shareholders.

Submitted by the Human Resources and Compensation Committee of the Board.

August 5, 2003                J. Michael Losh, Chairman
                              John B. McCoy
                              Richard C. Notebaert
                              Jean G. Spaulding

EXECUTIVE COMPENSATION

         The following information is set forth with respect to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

----------------------------------------------------------------------------------------------------------------------------
                                                                                            LONG-TERM
                                                                                          COMPENSATION
                                                ANNUAL COMPENSATION                          AWARDS
                                      --------------------------------------       ----------------------------
                                                                     OTHER
                                                                     ANNUAL        RESTRICTED       SECURITIES
                                                                     COMPEN-          STOCK         UNDERLYING   ALL OTHER
         NAME AND            FISCAL      SALARY         BONUS        SATION          AWARDS          OPTIONS    COMPENSATION
    PRINCIPAL POSITION        YEAR        ($)            ($)         ($)(1)        ($)(2)(3)         (#)(3)        ($)(4)
---------------------------------------------------------------------------------------------------------------------------
Robert D. Walter              2003     $1,015,144     $2,112,135    $111,374(5)        -0-           486,009     $   36,473(6)
Chairman and Chief            2002      1,000,000      2,701,370     173,545(5)    $10,354,500(7)    440,529        208,938
Executive Officer             2001        968,847      1,828,493     139,729(5)        -0-           272,384        213,585
---------------------------------------------------------------------------------------------------------------------------
James F. Millar               2003     $  668,248     $  582,133          --           -0-           320,000     $   36,437
President and Chief           2002        634,491        807,393          --           -0-           100,955      1,003,479(8)
Executive Officer -           2001        590,385        702,894          --           -0-            94,578         32,450
Healthcare Products and
Services
---------------------------------------------------------------------------------------------------------------------------
George L. Fotiades            2003     $  531,633     $  387,412          --           -0-           250,000     $   35,957
President and Chief           2002        495,692        498,482          --           -0-            67,915      1,052,667(8)(9)
Executive Officer - Life      2001        491,410        340,360          --           -0-            60,530         67,167
Sciences Products and
Services
---------------------------------------------------------------------------------------------------------------------------
Stephen S. Thomas             2003     $  397,331     $  378,727          --           -0-            91,237     $   37,493
Executive Vice President      2002        380,694        372,003          --           -0-            38,546        698,229(8)
and Group President -         2001        366,173        230,318          --           -0-            33,776         32,450
Automation and Information
Services
---------------------------------------------------------------------------------------------------------------------------
Anthony J. Rucci              2003     $  433,639     $  279,068          --           -0-            48,822     $   34,061
Executive Vice President      2002        416,219        398,263          --           -0-            48,164        383,729(8)
and Chief Administrative      2001        399,616        339,558          --           -0-            46,532        128,450
Officer
---------------------------------------------------------------------------------------------------------------------------

(1) "--" indicates that the aggregate amount of perquisites and other personal benefits, securities or property in the aggregate did not exceed the lesser of $50,000 or 10% of the total of Salary and Bonus, and the executive had no other compensation reportable under this category.

(2) Aggregate restricted share unit holdings and values on June 30, 2003 (based upon the closing price of the Common Shares on the New York Stock Exchange on that date, the last trading day of FY03), for the named executive officers are as follows: Mr. R. Walter - 264,644 shares, $17,016,609; Mr. Millar - 29,137 shares, $1,873,509; Mr. Fotiades - 26,362 shares, $1,695,077; Mr. Thomas - 31,039 shares, $1,995,808; and Mr. Rucci - 25,620 shares, $1,647,366. Dividend equivalents are paid in cash on restricted share units.

(3) All numbers have been adjusted to reflect all applicable stock splits of the Company's Common Shares.

(4) Amounts shown represent Company contributions to the executive's account under the Company's Profit Sharing, Retirement and Savings Plan and Deferred Compensation Plan for FY03 as follows: Mr. R. Walter - $34,109; Mr. Millar - $36,437; Mr. Fotiades - $35,957; Mr. Thomas - $37,493; and Mr. Rucci - $34,061.

(5) Includes $111,012, $160,827 and $127,323 and related gross-up for taxes relating to personal use by Mr. R. Walter of a Company airplane for the fiscal years ended June 30, 2003, 2002 and 2001, respectively.

(6) Includes $2,364 for premiums paid by the Company on a split-dollar life insurance arrangement, entered into on April 16, 1993, among the Company, Mr. R. Walter and a trust for Mr. R. Walter's family. The arrangement terminated by its terms on January 12, 2003, at which point the Company recovered the then-current cash surrender value of the underlying insurance policy.

(7) Includes restricted share units that vest in under three years from the date of grant as follows: Mr. R. Walter - 150,000 shares vesting on June 30, 2004.

(8) Includes the vesting of cash incentive awards, granted in the fiscal year ended June 30, 2000, as follows: Mr. Millar - $971,250; Mr. Fotiades - $878,750; Mr. Thomas - $666,000; and Mr. Rucci - $351,500. Employment
     agreements entered into by each of these executive officers during the fiscal year ended June 30, 2000 provided for such cash incentive awards if the executive officer remained employed by the Company through February 9, 2002. The agreements with Messrs. Millar, Fotiades and Thomas have since been replaced and superceded (see "Employment Agreements and Other Arrangements" below). Mr. Rucci's agreement has expired.

(9) Includes $166,667 paid to Mr. Fotiades as an incentive fee pursuant to certain provisions contained in an employment agreement entered into between the Company and Mr. Fotiades at the time the Company acquired R.P. Scherer Corporation. The agreement has since been replaced and superceded (see "Employment Agreements and Other Arrangements" below).

                      OPTION GRANTS IN LAST FISCAL YEAR (1)

-----------------------------------------------------------------------------------------------------------------
                             INDIVIDUAL GRANTS
----------------------------------------------------------------------------        POTENTIAL REALIZABLE
                                      PERCENT OF                                      VALUE AT ASSUMED
                         NUMBER OF       TOTAL                                         ANNUAL RATES OF
                        SECURITIES     OPTIONS                                          STOCK PRICE
                        UNDERLYING    GRANTED TO                                     APPRECIATION FOR
                          OPTIONS      EMPLOYEES     EXERCISE                          OPTION TERM (4)
                          GRANTED      IN FISCAL      PRICE      EXPIRATION     ---------------------------------
        NAME              (#)(1)       YEAR (2)     ($/SH)(3)       DATE        0% ($)      5% ($)      10% ($)
-----------------------------------------------------------------------------------------------------------------
Robert D. Walter          486,009        5.14%        $67.90      11/18/12      $0.00    $20,753,530  $52,593,519
-----------------------------------------------------------------------------------------------------------------
James F. Millar           320,000        3.38%        $67.90      11/18/12      $0.00    $13,664,622  $34,628,836
-----------------------------------------------------------------------------------------------------------------
George L. Fotiades        250,000        2.64%        $67.90      11/18/12      $0.00    $10,675,486  $27,053,778
-----------------------------------------------------------------------------------------------------------------
Stephen S. Thomas          41,237        0.44%        $67.90      11/18/12      $0.00    $ 1,760,900  $ 4,462,467
                           50,000        0.53%        $64.00       2/5/13       $0.00    $ 2,012,463  $ 5,099,976
-----------------------------------------------------------------------------------------------------------------
Anthony J. Rucci           48,822        0.52%        $67.90      11/18/12      $0.00    $ 2,084,794  $ 5,283,278
-----------------------------------------------------------------------------------------------------------------

(1) All options granted during the fiscal year to the named executive officers are nonqualified stock options granted under the Company's Equity Incentive Plan, are exercisable in full on and after the third anniversary from the date of grant, and have a term of 10 years.

(2) Based on total options to purchase 9,458,415 Common Shares granted to all employees during FY03 under the Company's Equity Incentive Plan and Broadly-based Equity Incentive Plan.

(3)  Market price on date of grant.

(4) These amounts are based on hypothetical appreciation rates of 0%, 5% and 10% and are not intended to forecast the actual future appreciation of the Company's stock price. No gain to optionees is possible without an actual increase in the price of the Company's Common Shares, which benefits all of the Company's shareholders.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

---------------------------------------------------------------------------------------------------------------------
                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                OPTIONS AT               IN-THE-MONEY OPTIONS AT
                            SHARES         VALUE                FY-END (#)                    FY-END ($)(2)
                         ACQUIRED ON      REALIZED      -------------------------------------------------------------
         NAME            EXERCISE (#)      ($)(1)       EXERCISABLE   UNEXERCISABLE      EXERCISABLE    UNEXERCISABLE
---------------------------------------------------------------------------------------------------------------------
Robert D. Walter           249,628      $11,719,888     2,214,633      1,198,922       $72,272,426           $0
---------------------------------------------------------------------------------------------------------------------
James F. Millar             75,011      $ 3,193,137       324,761        515,533       $11,056,889           $0
---------------------------------------------------------------------------------------------------------------------
George L. Fotiades           -0-            -0-           374,198        378,445       $11,473,834           $0
---------------------------------------------------------------------------------------------------------------------
Stephen S. Thomas            -0-            -0-           144,992        163,559       $ 4,275,233           $0
---------------------------------------------------------------------------------------------------------------------
Anthony J. Rucci             -0-            -0-            89,511        143,518       $ 2,999,785           $0
---------------------------------------------------------------------------------------------------------------------

(1) Value calculated as the amount by which the fair market value of the Common Shares on the date of exercise exceeds the option exercise price before payment of any taxes.

(2) Value calculated as the amount by which the fair market value of the Common Shares on June 30, 2003 (the last trading day of FY03) exceeds the option exercise price.

SHAREHOLDER PERFORMANCE GRAPH

         Set forth below is a line graph comparing the cumulative total return of the Company's Common Shares with the cumulative total return of the Standard & Poor's Composite - 500 Stock Index and the Value Line Health Care Sector Index, an independently prepared index which includes more than 100 companies in the health care industry (the "Value Line Health Care Index" or "Peer Group"). The graph assumes, in each case, an initial investment of $100 as of June 30, 1998 based on the market prices at the end of each fiscal year through and including June 30, 2003, with the Value Line Health Care Index investment weighted on the basis of market capitalization at the beginning of each such fiscal year, and assuming reinvestment of dividends (and taking into account all stock splits during such periods).

                              [PERFORMANCE GRAPH]

----------------------------------------------------------------------------------------------------
           Fiscal Year               1998        1999       2000        2001       2002       2003
----------------------------------------------------------------------------------------------------
Cardinal Health, Inc.              $100.00      $102.75    $118.80     $166.80    $148.68    $155.94
----------------------------------------------------------------------------------------------------
S&P 500                             100.00       121.20     128.43      108.10      87.39      86.04
----------------------------------------------------------------------------------------------------
Value Line Health Care Index        100.00       113.50     132.59      127.71     109.91     115.14
----------------------------------------------------------------------------------------------------

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

         During the fiscal year ended June 30, 2002, the Company entered into an agreement with Mr. R. Walter (the "Walter Agreement"). The Walter Agreement provides for an employment term through June 30, 2004. However, the Walter Agreement will extend beyond June 30, 2004 on a day-for-day basis for each day Mr. R. Walter remains employed by the Company after June 30, 2003. Commencing June 30, 2003, the Company or Mr. R. Walter can provide notice of termination to be effective one year from the notice date. In addition to base salary and an annual cash incentive payable under the standard terms of the bonus plan for which Mr. R. Walter is eligible, the Walter Agreement provides for an annual option grant and an initial grant of restricted share units. The Walter Agreement also provides for a severance payment to Mr. R. Walter in the event the Company terminates Mr. R. Walter's employment without Cause or Mr. R. Walter terminates employment for Good Reason (each as defined in the Walter Agreement) prior to the end of his full time employment period. The amount of such severance payment is increased if such termination occurs within three years of a Change of Control (as defined in the Walter Agreement) of the

Company. In the event of Mr. R. Walter's death, the Walter Agreement provides for death benefits and payment of Accrued Obligations (as defined in the Walter Agreement). In the event of Mr. R. Walter's Disability (as defined in the Walter Agreement), Mr. R. Walter will receive the Company's disability benefits and Accrued Obligations. In the event of Mr. R. Walter's death or the Company terminates Mr. R. Walter's employment without Cause or Mr. R. Walter terminates employment for Good Reason, all stock options, restricted shares and restricted share units (collectively, "Stock Awards") held by Mr. R. Walter at the time of such event will vest and stock options will remain exercisable until the end of their original term. In the event of Mr. R. Walter's retirement prior to June 30, 2004, all Stock Awards will continue to vest or be forfeited in accordance with their original terms. If Mr. R. Walter becomes Disabled during the employment term or retires after June 30, 2004, generally all Stock Awards held by Mr. R. Walter at that time will vest in accordance with their original terms and stock options will remain exercisable until the end of their original term. A portion of payments made to Mr. R. Walter as a result of the termination of his employment in connection with a Change in Control of the Company may not be deductible to the Company as an ordinary and necessary business expense and may be subject to a 20% excise tax imposed on Mr. R. Walter under Section 4999 of the Internal Revenue Code. The Walter Agreement provides for an additional payment to Mr. R. Walter equal to the amount of any such excise tax imposed on him and any taxes, interest or penalties incurred with respect thereto. Under the Walter Agreement, Mr. R. Walter has agreed to comply with certain non-compete and non-solicitation covenants during the term of his employment and generally for two years thereafter. In addition, Mr. R. Walter is obligated to keep the Company's proprietary information and trade secrets confidential.

         During the fiscal year ended June 30, 2003, the Company entered into an agreement with Mr. Millar (the "Millar Agreement"), which replaced and superceded the employment agreement previously in place between the Company and Mr. Millar. The Millar Agreement provides for an employment term of three years commencing on November 13, 2002. In addition to base salary and an annual cash incentive payable under the standard terms of the bonus plan for which Mr. Millar is eligible, the Millar Agreement provides for an initial option grant. The Millar Agreement also provides for severance payments and benefits to Mr. Millar in the event the Company terminates Mr. Millar's employment without Cause (as defined in the Millar Agreement) either (i) prior to the end of his employment period, or (ii), if Mr. Millar continues employment with the Company beyond the date his employment period expires, prior to November 13, 2007. Mr. Millar also will be paid severance payments and benefits in the event that during the employment period, or during any employment continuation period but prior to November 13, 2007, (i) Mr. Millar's employment is terminated by the Company within one year after a Change in Control (as defined in the Company's Equity Incentive Plan) for any reason other than because of Mr. Millar's death, retirement, incapacity or by the Company for Cause, or (ii) Mr. Millar has experienced a material diminution of his duties and as a result has terminated his employment within one year after a Change in Control. Under the Millar Agreement, Mr. Millar has agreed to comply with certain non-compete and non-solicitation covenants during the term of his employment and generally for 24 months thereafter. In addition, Mr. Millar is obligated to keep the Company's proprietary information and trade secrets confidential.

         During the fiscal year ended June 30, 2003, the Company entered into an agreement with Mr. Fotiades (the "Fotiades Agreement"), which replaced and superceded the employment agreement previously in place between the Company and Mr. Fotiades. The Fotiades Agreement provides for an employment term of three years commencing on November 13, 2002. In addition to base salary and an annual cash incentive payable under the standard terms of the bonus plan for which Mr. Fotiades is eligible, the Fotiades Agreement provides for an initial option grant. The Fotiades Agreement also provides for substantially the same severance arrangements and covenants as the Millar Agreement described above.

         During the fiscal year ended June 30, 2003, the Company entered into an agreement with Mr. Thomas (the "Thomas Agreement"), which replaced and superceded the employment agreement previously in place between the Company and Mr. Thomas. The Thomas Agreement provides for an employment term of three years commencing on February 5, 2003. In addition to base salary and an annual cash incentive payable under the standard terms of the bonus plan for which Mr. Thomas is eligible, the Thomas Agreement provides for an initial option grant. The Thomas Agreement also provides for severance payments and benefits to Mr. Thomas in the event the Company terminates Mr. Thomas' employment without Cause (as defined in the Thomas Agreement) prior to the end of his employment period. Mr. Thomas also will be paid severance payments and benefits in the event that Mr. Thomas has experienced a material diminution of his duties during his employment period and within one year after a Change in Control (as defined in the Company's Equity Incentive Plan), and as a result has terminated his employment within one year after a Change in Control. Under the Thomas Agreement, Mr. Thomas has agreed to comply with certain non-compete and non-solicitation covenants during the term of his employment and generally for 24 months thereafter. In addition, Mr. Thomas is obligated to keep the Company's proprietary information and trade secrets confidential.

         The Company's Stock Incentive Plan, Equity Incentive Plan and Broadly-based Equity Incentive Plan each provides for acceleration of the vesting of stock options, restricted share and restricted share unit awards based upon the occurrence of a change of control of the Company. A change of control is defined generally, with certain exclusions, as acquisition by an individual or group of 25% or more of the Common Shares, an involuntary change in the composition of at least a majority of the members of the Board of Directors, or approval by the Company's shareholders (or consummation, depending upon the date of the grant) of a merger, reorganization, consolidation, liquidation or sale of substantially all of the assets of the Company.

PENSION PLAN

         Mr. Fotiades participates in a defined benefit and supplemental plan (the "Pension Plan") which was assumed by the Company when it acquired R.P. Scherer in 1998.

         Benefits payable under the Pension Plan at retirement are determined primarily by average final compensation and years of service. The compensation covered by the Pension Plan for Mr. Fotiades is substantially the same as that set forth in the Salary and Bonus columns of the Summary Compensation Table set forth on page 14. The defined benefit plan was frozen as of December 31, 2002 and the supplemental plan was frozen as of December 31, 2001. No additional benefits will be earned and no compensation or credited service will be considered beyond these dates. Mr. Fotiades has 6.5 years of service credited under the defined benefit plan and 5.5 years of service credited under the supplemental plan.

         The annual amount payable upon retirement is $20,644.92. The benefits are payable as a straight-life annuity beginning at age 65. These benefits are not subject to any deduction for Social Security or any other offset amounts.

COMPENSATION OF DIRECTORS

         During FY03, the Company's Directors each were paid a retainer of $10,000 per quarter. The chairperson of the Audit Committee and each Director serving as the chairperson of another Board committee also received $3,000 and $1,500, respectively, in additional compensation during the last quarter of FY03 for such service. Each such committee chairperson, including the chairperson of the Audit Committee, received $1,000 per quarter for such service during the first three quarters of FY03. Other than the chairperson, Directors receive no additional compensation for service on Board committees. Directors may elect to defer payment of their fees into the Company's Directors Deferred Compensation Plan, one of the investment alternatives for which is a Company Common Shares Fund. The Company also reimburses Directors for out-of-pocket travel expenses incurred in connection with attendance at Board and committee meetings.

         Effective April 1, 2003, Directors receive an annual option grant to purchase Common Shares having an aggregate exercise price for such Common Shares of $300,000. Also effective April 1, 2003, each Director also receives, upon first appointment or election to the Board, an option grant to purchase Common Shares having an aggregate exercise price for such Common Shares of $300,000. The exercise price per share of these options is the fair market value of a Common Share on the date of grant. The actual value of the options will be the difference between the market value of the underlying Common Shares on the exercise date and the exercise price. In determining the value of the Director options and, thus, the total compensation to Directors, the Board of Directors made certain assumptions about the future increase in the market value of the Company's Common Shares over the term of the options. The options are granted pursuant to the Company's Equity Incentive Plan and Outside Directors Equity Incentive Plan. All grants to Directors generally vest immediately, are exercisable for 10 years from the date of grant, and are subject to adjustment for subsequent stock dividends, splits and other changes in the Company's capital structure. Options granted to Directors are treated as nonqualified options under the Internal Revenue Code. On November 6, 2002, Messrs. Bing, Conrades, Finn, Gerbig, Havens, Losh, McCoy, Notebaert, O'Halleran,

Raisbeck and M. Walter, and Dr. Spaulding each were granted options to purchase 3,571 Common Shares in accordance with the provisions of the Equity Incentive Plan and the Outside Directors Equity Incentive Plan. Such options had an aggregate exercise price of $250,000 per Director. Mr. R. Walter does not receive any of the compensation described in this paragraph or the preceding paragraph.

                             AUDIT COMMITTEE REPORT

         The Audit Committee currently consists of six members of the Company's Board of Directors, each of whom is independent of the Company and its management, as defined by the current New York Stock Exchange listing standards. The Audit Committee's activities are governed by a written charter, which specifies the scope of the committee's responsibilities and how it carries out those responsibilities. A copy of the charter, which was approved in its current form by the Board on May 7, 2003, is attached to this Proxy Statement as Appendix A.

         The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended June 30, 2003 (the "FY03 Audited Financial Statements") with Company management and with Ernst & Young LLP ("Ernst & Young"), the Company's independent auditors. The Audit Committee also has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). The Audit Committee also received from Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young its independence from the Company. The Audit Committee also has considered whether the provision of non-audit services to the Company is compatible with the independence of Ernst & Young.

         Based on the review and discussions referred to above, and relying thereon, the Audit Committee recommended to the Board of Directors that the FY03 Audited Financial Statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2003 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board.

August 5, 2003                John F. Finn, Chairman
                              Dave Bing
                              George H. Conrades
                              Robert L. Gerbig
                              Michael D. O'Halleran
                              David W. Raisbeck

                        SELECTION OF INDEPENDENT AUDITORS

INFORMATION REGARDING CHANGE OF INDEPENDENT ACCOUNTANTS

         On May 8, 2002, the Board of Directors of the Company, upon the recommendation of its Audit Committee, dismissed Arthur Andersen LLP ("Arthur Andersen" or "AA") as the Company's independent public accountants and engaged Ernst & Young to serve as the Company's independent public accountants for the fiscal year ending June 30, 2002. Arthur Andersen's reports on the Company's consolidated financial statements for each of the fiscal years ended June 30, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the Company's fiscal years ended June 30, 2001 and 2000 and through May 8, 2002, there were no disagreements between the Company and Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to AA's satisfaction, would have caused AA to make reference to the subject matter in connection with AA's report on the Company's consolidated financial statements for such fiscal years; and there were no reportable events as defined in Item 304(a)(1)(v) of SEC Regulation S-K. The Company provided Arthur Andersen with a copy of the foregoing disclosures. Attached as Exhibit 16 to the Company's Current Report on Form 8-K filed with the SEC on May 9, 2002 is a copy of AA's letter, dated May 9, 2002, stating its agreement with such statements. During the fiscal years ended June 30, 2001 and 2000 and through May 8, 2002, the Company did not consult Ernst & Young with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

INDEPENDENT ACCOUNTANTS FEES

         As described above, the Company changed its independent public accountants during the fiscal year ended June 30, 2002 ("FY02") from Arthur Andersen to Ernst & Young. Ernst & Young was appointed on May 9, 2002 to conduct the examination of the Company's financial statements for FY02. The fees paid to Arthur Andersen during FY02 for audit services totaled approximately $772,000. Fees paid to Ernst & Young for services rendered during FY02 and FY03 are summarized below, broken down between the periods before and after Ernst & Young was appointed to be the Company's independent public accountants. For FY02 and FY03, fees for services rendered by Ernst & Young totaled approximately $4,919,500 and $8,923,235, respectively, as described in more detail below.

         Audit Fees. Audit fees include fees paid by the Company to Ernst & Young related to the annual audit of the Company's consolidated financial statements, the review of financial statements included in the Company's Quarterly Reports on Form 10-Q and statutory audits of various international subsidiaries. Audit fees also include fees for services performed by Ernst & Young that are closely related to the audit and in many cases could only be provided by the Company's independent accountants, such as comfort letters and consents related to SEC registration statements. The aggregate fees billed to the Company by Ernst & Young for audit services rendered to the Company and its subsidiaries for FY02 and FY03 totaled approximately $2,342,500 and $3,797,895, respectively. All audit fees billed to the Company for FY02 were for services rendered after Ernst & Young's appointment as the Company's independent accountants on May 9, 2002.

         Audit-Related Fees. Audit-related services include due diligence services related to mergers and acquisitions, audit-related research and assistance and employee benefit plan audits. The aggregate fees billed to the Company by Ernst & Young for audit-related services rendered to the Company and its subsidiaries for FY02 and FY03 totaled approximately $0 and $3,193,960, respectively.

         Tax Fees. Tax fees include tax compliance and other tax related services. The aggregate fees billed to the Company by Ernst & Young for tax services rendered to the Company and its subsidiaries for FY02 and FY03 totaled approximately $1,969,000 and $1,916,880, respectively. Of the total amount of tax fees billed to the Company for FY02, $1,723,000 was for services rendered prior to Ernst & Young's appointment as the Company's independent accountants on May 9, 2002, and $246,000 related to services rendered after such appointment.

         Financial Information Systems Design and Implementation Fees. Ernst & Young did not bill the Company any fees during FY02 or FY03 in connection with the design and implementation of financial information systems.

         All Other Fees. The aggregate fees billed to the Company by Ernst & Young for all other services rendered to the Company and its subsidiaries for such matters as litigation assistance and internal audit services(1) for FY02 and FY03 totaled approximately $608,000 and $14,500, respectively. Of the total amount of all other fees billed to the Company for FY02, $591,000 was for services rendered prior to Ernst & Young's appointment as the Company's independent accountants on May 9, 2002, and $17,000 related to services rendered after such appointment.

--------------------

(1) The internal audit service arrangement existed prior to Ernst & Young's appointment as the Company's independent accountants. During FY02 Ernst & Young billed the Company $252,000 for professional services rendered under the internal audit service arrangement. This arrangement with Ernst & Young was terminated immediately upon their appointment as the Company's independent accountants.

AUDIT COMMITTEE AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

         Under the Sarbanes-Oxley Act of 2002, the Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent accountants. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent accountants in order to assure that they do not impair the accountants' independence from the Company. Accordingly, the Audit Committee has adopted, and the Board of Directors has ratified, an Audit and Non-Audit Services Pre-Approval Policy (the "Policy") which sets forth the procedures and the conditions under which services proposed to be performed by the independent accountants must be pre-approved. The Policy also sets forth the prohibited non-audit services that may not be provided by the independent accountants.

         Pursuant to the Policy, certain proposed services may be pre-approved on a periodic basis so long as the services do not exceed certain pre-determined cost levels. If not pre-approved on a periodic basis, proposed services must otherwise be separately pre-approved prior to being performed by the independent accountants. In addition, any proposed services that were pre-approved on a periodic basis but later exceed the pre-determined cost level also will require separate pre-approval by the Audit Committee.

         Representatives of Ernst & Young, which served as the Company's independent public accountants for FY03 and which the Board has appointed as the independent public accountants for the fiscal year ending June 30, 2004, are expected to be present at the Annual Meeting. At the Annual Meeting representatives of Ernst & Young will have the opportunity to make a statement about the Company's financial condition, if they desire to do so, and to respond to appropriate questions from shareholders.

         PROPOSAL 1 - ELECTION OF NOMINEES FOR DIRECTORS OF THE COMPANY
                              AT THE ANNUAL MEETING

         The Company's Board of Directors has nominated each of Dave Bing, John
F. Finn, John F. Havens, David W. Raisbeck and Robert D. Walter to serve as a Director of the Company for a term of three years and until his successor is duly elected and qualified. Each of Messrs. Bing, Finn, Havens, Raisbeck and R. Walter currently serves as a Director of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THESE NOMINEES TO SERVE AS MORE FULLY DESCRIBED UNDER "ELECTION OF DIRECTORS" IN THIS PROXY STATEMENT.

                          FUTURE SHAREHOLDER PROPOSALS

         Any shareholder who intends to present a proposal for the Company's 2004 Annual Meeting of Shareholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by the Company at its principal executive offices not later than June 11, 2004. The Company will not be required to include in its proxy statement or form of proxy a shareholder proposal which is received after that date or which otherwise fails to meet the requirements for shareholder proposals established by SEC regulations.

         In addition, if a shareholder intends to present a proposal at the Company's 2004 Annual Meeting of Shareholders without the inclusion of that proposal in the Company's proxy materials and written notice of the proposal is not received by the Company on or before August 25, 2004, or if the Company meets other requirements of the SEC rules, proxies solicited by the Board of Directors for the 2004 Annual Meeting of Shareholders will confer discretionary authority to vote on the proposal at the meeting.

                                  OTHER MATTERS

         This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by Directors, officers and employees of the Company in person or by telephone, telegraph or other means of communication. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company has retained MacKenzie Partners, Inc. at an estimated cost of $8,500, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements also will be made by the Company with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse these persons for reasonable expenses incurred in connection therewith.

         If you and other residents at your mailing address own Common Shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement unless contrary to your instructions. This practice is known as "householding," and is designed to reduce the Company's printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate annual report or proxy statement, he or she may write to the Company's Investor Relations department at the Company's corporate office, or call the Investor Relations Line at (614) 757-5222.

         If the enclosed proxy is executed and returned, or a proxy is voted by telephone or the Internet, the Common Shares represented thereby will be voted in accordance with any specifications made by the shareholder. With respect to the election of Directors, proxies returned without specifications made by the shareholder will be voted to elect five Directors as set forth under "Election of Directors" above.

         The presence of any shareholder at the Annual Meeting will not operate to revoke his or her proxy. A proxy may be revoked at any time insofar as it has not been exercised by giving written notice to the Company or in open meeting or by executing and forwarding a later-dated proxy to the Company or voting a later proxy by telephone or the Internet.

         If any other matters shall properly come before the Annual Meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know of any other matters which will be presented for action at the Annual Meeting.

         By Order of the Board of Directors.

                                               /s/ Paul S. Williams
October 9, 2003                                PAUL S. WILLIAMS, Secretary

                                                                      APPENDIX A

                              CARDINAL HEALTH, INC.
                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                     CHARTER

I. PURPOSE

         The primary function of the Audit Committee (the "Committee") is to assist the Board of Directors of Cardinal Health, Inc. (the "Company") in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Company to any governmental body or the public; the Company's systems of internal controls regarding finance, accounting, legal and code of ethics compliance; the Company's internal auditing function; and the Company's accounting and financial reporting processes. Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels. The Committee's primary duties and responsibilities are to:

     - Serve as an independent and objective party to monitor the Company's financial reporting processes and system of internal accounting controls.

     - Annually review and appraise the efforts and qualifications of the Company's independent auditor and its Corporate Audit Department.

     - Provide an open avenue of communication among the independent auditor, financial and executive management, the Corporate Audit Department, and the Board of Directors.

The Committee shall also be responsible for reviewing and approving reports required by the Securities and Exchange Commission (the "Commission"), e.g., "audit committee reports" and "selection of independent auditors" sections in the Company's annual proxy statement to shareholders.

The Committee will primarily fulfill these responsibilities by carrying out the specific activities enumerated in Section IV of this Charter and, upon the direction and approval of the Board of Directors, to direct an investigation into any activity of the Company. The Committee is empowered to retain such advisors as it deems appropriate to assist the Committee in fulfilling its responsibilities, and shall receive appropriate funding from the Company, as determined by the Committee, to compensate such advisors.

II. COMPOSITION

         The Committee has been created by the Board of Directors pursuant to the authority of Section 1701.63, Ohio Revised Code, and Article 2, Section 2.18 of the Company's code of regulations.

The Committee shall be comprised of no fewer than three directors as determined by the Board of Directors. The members of the Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 and the rules and regulations of the Commission. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies. All members of the Committee shall have a working familiarity with basic finance and accounting practices. In addition, at least one Committee member must have accounting or related financial management expertise as determined by the Board in accordance with Commission rules.

The members of the Committee shall be elected by the Board of Directors and serve until their successors shall be duly elected and qualified. The Committee shall be subject to the control and direction of the Board of Directors. Unless a Chair is appointed by the Board of Directors, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

         The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet periodically with management, the principal internal auditor and the independent auditor in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. The Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any member of, or consultant to, the Committee.

IV. RESPONSIBILITIES AND DUTIES

         To fulfill its responsibilities and duties, the Audit Committee shall:

Documents/Reports Review

1. Review and update this Charter periodically, at least annually, as conditions dictate. In conjunction with this update, the Committee should perform an annual self-assessment of its processes and communications with management, the independent auditor and the Board of Directors.

2. Review the Company's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent auditor.

3. Review summaries of reports to management prepared by the Corporate Audit Department and management's responses.

4. Review with financial management of the Company any public announcement of financial results and SEC Form 10-Q's or 10-K's prior to filing or public release.

Independent Auditor

5. The Committee shall have the sole authority to appoint or replace the independent auditor. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor for the purposes of preparing or issuing an audit report or related work). The independent auditor shall report directly to the Committee. The Committee is also responsible for actively engaging in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact their objectivity and independence and for taking, or recommending that the full board take, appropriate action to ensure such independence. In addition, the Committee shall assess, at least annually, the independent auditor's internal quality assurance procedures.

     The Committee shall pre-approve the audit and non-audit services provided by the Company's independent auditor. Pre-approval of such services along with discussions with the independent auditor will support the Committee's statement in the Company's proxy statement that it has considered whether the provision of non-audit services to the Company is compatible with the independence of its independent auditor. The Committee has adopted and the Board of Directors has ratified the Audit and Non-Audit Services Pre-Approval Policy which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor must be pre-approved.

6. Periodically meet privately with the independent auditor to discuss a) internal controls and any special steps adopted in light of material control deficiencies, and b) fullness and accuracy of the Company's financial statements.

7. Obtain assurance that the independent auditor is not aware of any illegal acts as provided in Section 10A(b) of the 34 Act.

8. Review and evaluate the lead partner of the independent auditor's team. Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

9. Establish and monitor policies for the Company's hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

Financial Statement and Disclosure Matters

10. In consultation with the independent auditor and the corporate auditors, review the integrity of the organization's financial reporting process.

11. Consider the independent auditor's judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

12. Consider and approve, if appropriate, changes to the Company's accounting principles and practices as suggested by the independent auditor, management, or the Corporate Audit Department.

13.  Review and discuss quarterly information from the independent auditor on:

     (a) All critical accounting policies and practices used.

     (b) All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

     (c) Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

14. Discuss with management the Company's earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally i.e., consisting of discussing the types of information to be disclosed and the types of presentations to be made.

15. Discuss with management and the independent auditor the effect of proposed or pending regulatory and accounting requirements on the Company's financial statements.

16. Review disclosures made to the Audit Committee by the Company's CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

17. Review any significant disagreement among management and the independent auditor which, if not resolved to the independent auditor's satisfaction, would have caused them to issue a qualified report on the Company's financial statements. "Disagreements" for this purpose shall be those contemplated by item 304 of SEC Regulation S-K or successor rule.

Process Improvement

18. Establish regular and separate systems of reporting to the Committee by each of management, the independent auditor and the corporate auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to the appropriateness of such judgments.

19. Following completion of the annual audit, review separately with each of management, the independent auditor and the corporate auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of the work or access to required information.

20. Review with the independent auditor, the corporate auditors and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

21. Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

Ethical, Legal and Other Compliance Activities

22. Review Company's compliance procedures regarding its Ethics Guide and to ensure that management is maintaining a system to enforce this code.

23. Ensure that management has the proper review system in place to ensure that the Company's financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.

24. Review Company's procedures regarding receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding ethical matters. Establish that the Company's communications regarding such process allows for direct communication to the Audit Committee of any such issues.

25. Review with management and the independent auditor activities, organizational structure, qualifications and budget of the Corporate Audit Department including appointment and replacement of the senior audit executive.

26. Review, with the Company's internal counsel, legal compliance matters including corporate securities trading policies.

27. Review, with the Company's internal counsel, any legal matter that could have a significant impact on the Company's financial statements.

28. Perform any other activities consistent with the Charter, the Company's Code of Regulations and governing law, as the Committee of the Board deems necessary or appropriate.

29. Submit minutes of all audit committee meetings to the Board of Directors of the Company.

30. Recommend to the Board of Directors any changes in the authority, responsibility or duties of the Committee.

Limitation of Audit Committee's Role

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

[Cardinal Health Logo]

PROXY - CARDINAL HEALTH, INC.
7000 CARDINAL PLACE
DUBLIN, OHIO 43017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Brendan A. Ford, Anthony J. Rucci and Paul S. Williams, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote as indicated herein all the common shares, without par value, of Cardinal Health, Inc. held of record by the undersigned at the close of business on September 8, 2003, at the annual meeting of shareholders to be held on November 5, 2003, or any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present.

By returning this proxy card you are conferring upon management the authority to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

                                                               -----------------
                                                                  SEE REVERSE
                                                                      SIDE
                                                               -----------------

--------------------------------------------------------------------------------

                            - FOLD AND DETACH HERE -

[The text set forth below is not part of the proxy]

[Cardinal Health Logo]

ALL SHAREHOLDERS ARE URGED TO VOTE THEIR PROXY AS EARLY AS POSSIBLE.

Participants holding shares through any of the company's employee benefit plans are urged to vote their shares no later than Friday, October 31, 2003, in order to ensure complete voting by the applicable plan administrator.

Please see reverse side for information on voting your proxy by telephone or the Internet.

[ X ]  Please mark your votes as in this example

           THE BOARD RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW.

1. Election of Directors. [ ] FOR ALL  [ ] WITHHELD ALL

Nominees: Dave Bing, John F. Finn, John F. Havens, David W. Raisbeck and Robert
D. Walter

FOR ALL EXCEPT vote withheld for the following nominee(s):

________________________________________________________________________________

2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE SHAREHOLDER. IF NO SPECIFICATIONS ARE MADE, THE PROXY WILL BE VOTED TO ELECT THE NOMINEES DESCRIBED IN ITEM 1 ABOVE, AND WITH DISCRETIONARY AUTHORITY ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

Please sign as your name appears hereon. If shares are held jointly, all holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person, indicating where proper, official position or representative capacity.

Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement is hereby acknowledged.

                                                ________________________________
                                                ________________________________
                                                SIGNATURE(S)                DATE

--------------------------------------------------------------------------------

                            - FOLD AND DETACH HERE -

[The text set forth below is not part of the proxy]


[Cardinal Health Logo]

Dear Shareholder:

We encourage you to take advantage of two modern and convenient ways by which you can vote your shares. You may vote your shares electronically by touch-tone telephone or via the Internet, which eliminates the need to return your proxy card.

VOTE BY TELEPHONE: To vote your shares by telephone, use a touch-tone telephone and call the following toll-free number: 1-877-PRX-VOTE, 24 hours a day, 7 days a week. Then follow the simple recorded instructions. You will incur no costs for such call as this is a toll-free number.

VOTE BY INTERNET: To vote via the Internet, go to web site
WWW.EPROXYVOTE.COM/CAH. Then follow the simple instructions. Please be aware that if you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible.

The Internet and telephone voting facilities will be available until 11:59 p.m.
(EST) on November 4, 2003, the day before Cardinal Health's Annual Meeting.

  DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET,
           AS THE PROXY CARD WILL REVOKE ANY PREVIOUSLY PROVIDED VOTE